Exhibit 3.235

ARTICLES OF INCORPORATION

OF

COLUMBIA PATIENT ACCOUNT SERVICES, INC.

I, the undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Article of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is COLUMBIA PATIENT ACCOUNT SERVICES, INC.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose for which the corporation is organized is to engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue One Thousand (1,000) of the par value of One Dollar ($1.00).

ARTICLE FIVE

The shareholders shall not have the preemptive right to acquire additional, unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares.

ARTICLE SIX

Shareholders do not have the right to cumulative voting.

ARTICLE SEVEN

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000), consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($1,000).

ARTICLE EIGHT

The street address of its initial registered office is c/o THE PRENTICE-HALL CORPORATION SYSTEM, INC., 400 N. St. Paul, Dallas, Texas 75201, and the name of its initial registered agent at such address is THE PRENTICE-HALL CORPORATION SYSTEM, INC.

ARTICLE NINE

The number of directors of the corporation may be fixed by the by-laws.

ARTICLE TEN

The number of directors constituting the initial board of directors is three (3), and the name and address of each person who is to serve as director until the first annual meeting of the shareholders or until a successor is elected and qualified are:

NAME	ADDRESS
Stephen T. Braun	One Park Plaza Nashville, TN 37203

Kenneth C. Donahey	One Park Plaza Nashville, TN 37203

Rosalyn S. Elton	One Park Plaza Nashville, TN 37203

ARTICLE ELEVEN

The name and address of the incorporator is:

NAME	ADDRESS
Emily G. Hall	One Park Plaza Nashville, TN 37203

IN WITNESS WHEREOF, I have hereunto set out by hand this 27 th day of June, 1996.

EMILY G. HALL INCORPORATOR

STATEMENT OF CHANGE OF REGISTERED OFFICE

BY

REGISTERED AGENT

To the Secretary of State

State of Texas

Pursuant to the provisions of Article 2.10.1 of the Texas Business Corporation Act, the undersigned registered agent, for the corporation named below submits the following statement for the purpose of changing the registered office address for such corporation in the State of Texas:

Charter No. See attached list

1.	The name of the corporation (hereinafter called the “Corporation”) represented by the said registered agent is:

See attached list

2.	The address at which the said registered agent has maintained the registered office for the corporation is

400 N. St Paul

Dallas, Texas 75201

3.	The new address at which the said registered agent will hereafter maintain the registered office for the corporation is

800 Brazos

Austin, Texas 78701

4.	Notice of this change of address has been given in writing to the above corporation at least 10 days prior to the date of filing of this Statement.

Dated: July 11, 1997

THE PRENTICE-HALL CORPORATION SYSTEM, INC.

John H. Pelletier, Assistant Vice President